Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Puma Biotechnology, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑181703, 333-196993, 333-205117 and 333-219347) on Form S-8 pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended, and in the registration statement (No. 333-218373) on Form S-8, pertaining to the Puma Biotechnology, Inc. 2017 Employment Inducement Award Plan, of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Puma Biotechnology, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholder’s (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report for Form 10-K of Puma Biotechnology, Inc.

Our report contains an explanatory paragraph related to Puma Biotechnology Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Los Angeles, California

March 1, 2021